Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 19, 2025 with respect to the financial statement of SOLV Energy, Inc. included in the Registration Statement (Form S-1) and related Prospectus of SOLV Energy, Inc. for the registration of its Class A common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

January 30, 2026